EXHIBIT 99.1

Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
President & CEO	Executive Vice President & CEO
860-582-8868	860-585-2118

VALLEY BANK ANNOUNCES BRANCH APPROVAL AND APPOINTMENT

Bristol, Connecticut - March 2, 2006 - Robert L. Messier, Jr., President and Chief Executive Officer of First Valley Bancorp, Inc., parent company of Valley Bank, announced that Valley Bank had received approval on February 27, 2006 by the State Department of Banking to open a full service branch at 98 Main Street, Southington. The branch is expected to open in July 2006. Messier stated, “Opening this branch was an original commitment to our shareholders and a vision of our Directors.”

Messier also announced that Katherine Pawlak of Plantsville has joined Valley Bank as Assistant Vice President and will become the Branch Manager of Valley Bank’s new Southington office. Pawlak has been in banking for more than 20 years starting as a teller at the Southington Bank and Trust Company.

Pawlak attended the New England School of Banking and the American Institute of Banking. She is a member of the Southington Chamber of Commerce.

Nancy O’Donnell, Vice President and Retail Banking Manager stated, “Pawlak brings with her the qualities that have made Valley Bank the leader in financial services in this market.”

Donald Lorusso, Senior Vice President and Commercial Loan Officer for Valley Bank, will have an office in the Southington branch.

Valley Bank is a commercial bank with full service banking offices currently in Bristol and Terryville. The new Southington branch to be opened in July 2006 will become the Bank’s third full service office. For more information about Valley Bank visit the Bank’s website at www.valleybankct.com or call 860-582-8868.

         First Valley Bancorp, Inc. stock is quoted on the Over the Counter Bulletin Board under the symbol “FVLY”.

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